Exhibit 5.1 Gibson, Dunn & Crutcher LLP 811 Main Street 3000 Houston, TX 77002-6117 Tel 346.718.6600 gibsondunn.com

September 11, 2024

Phillips 66 Company
2331 CityWest Boulevard
Houston, Texas 77042
Re:    Phillips Company 66 and Phillips 66
    Registration Statement on Form S-3 (File Nos. 333-266428 and 333-266428-01)
Ladies and Gentlemen:

We have acted as counsel to Phillips 66 Company, a Delaware corporation (the “Company”), and Phillips 66, a Delaware corporation (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file nos. 333-266428 and 333-266428-01 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated September 9, 2024, filed with the Commission on September 10, 2024, pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $600,000,000 principal amount of the Company’s 5.250% Senior Notes due 2031 (the “2031 Notes”), $600,000,000 principal amount of 4.950% Senior Notes due 2035 (the “2035 Notes”), and $600,000,000 principal amount of 5.500% Senior Notes due 2055 (the “2055 Notes” and, together with the 2031 Notes and the 2035 Notes, the “Notes”). The 2031 Notes are an additional issuance of the existing $600,000,000 principal amount of the Company's 5.250% Senior Notes due 2031.

The Notes have been issued pursuant to the Indenture, dated May 5, 2022 (as modified by the Officers’ Certificates in respect of the Notes, the “Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), and are guaranteed pursuant to the terms of the Indenture by the Guarantor (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Notes, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

September 11, 2024

As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor and others. Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantor obligated thereon, enforceable against the Guarantor in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture, the Guarantees or the certificates evidencing the global Notes (collectively, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any provision that would require payment of any unamortized original issue discount; (iv) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity;

September 11, 2024

(v) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (vi) any purported fraudulent transfer “savings” clause; (vii) any provision in any Specified Note Document waiving the right to object to venue in any court; (viii) any agreement to submit to the jurisdiction of any Federal court; (ix) any waiver of the right to jury trial; or (x) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP